Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-126751 on Form S-4 of our report dated March 14, 2005 (September 6, 2005 as to Notes 15 and 19), related to the consolidated financial statements of Lazard Group LLC (formerly Lazard LLC) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 14, 2005 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

New York, New York

September 22, 2005